Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REACHES AGREEMENT TO DIVEST
PORTION OF EAGLE FORD SHALE POSITION

•	Company enters into agreement to sell approximately 15,400 net acres in LaSalle and Dimmit Counties, Texas for $225 million

•	Separate negotiations on other portions of Eagle Ford shale position ongoing

DENVER, CO – June 13, 2011 – SM Energy Company (NYSE: SM) announces it has entered into an agreement with undisclosed buyers to divest a portion of its Eagle Ford shale position.  The position is a detached block of acreage that is comprised of the entirety of the Company’s operated acreage in LaSalle County, Texas, as well as an immaterial portion of adjacent operated acreage in Dimmit County, Texas.  In total, approximately 15,400 net acres are being sold for cash proceeds of approximately $225 million.  Due to limited infrastructure, there is currently no production associated with three wells that have been drilled on the acreage.  As of year-end 2010, there was an immaterial amount of proved reserves booked for this acreage. The buyers will be entitled to approximately 12% of the takeaway capacity associated with SM Energy’s agreement with Eagle Ford Gathering LLC, a joint venture between Kinder Morgan Energy Partners, L.P. and Copano Energy, L.L.C.  The sale is expected to close in August of 2011 and is subject to customary purchase price adjustments, closing conditions, and transaction fees.

Consistent with prior public statements, SM Energy continues its negotiations on additional potential transactions involving a material portion of its total Eagle Ford shale position in South Texas.

Tony Best, President and CEO, remarked, “I am extremely pleased with this first transaction from our Eagle Ford shale marketing effort.  This agreement allows us to realize significant value for a relatively small portion of our total Eagle Ford position.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.